Exhibit 99.1

Contacts:

Investors:	Media:

Anna Marie Dunlap	Robert Jaffe
SVP Investor Relations	Pondel Wilkinson, Inc.
Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES REPORTS

FISCAL 2010 SECOND QUARTER

Student Population Up 22.3%

New Students Up 10.7%

Santa Ana, CA, February 2, 2010 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the second quarter ended December 31, 2009. The results exceeded our previous guidance for revenue and diluted earnings per share.

“Our strong second quarter results reflect the continued success of our initiatives to enhance the student experience and generate sustainable growth,” said Peter Waller, Corinthian’s chief executive officer. “Our growth in the quarter was driven by several sources, including implementation of new programs at existing campuses, continued robust growth in the online division, and the expansion of our high school recruiting program.”

“The continued growth in student population has resulted in improved leverage of facility expenses and other fixed costs,” Waller continued. “In addition, marketing and bad debt expenses continued to decline as a percent of revenue. Given all of these factors, our operating margin and cash flow from operations improved substantially compared with the prior year. We achieved these results while continuing to make substantial investments in graduate employment services and student loan default management.”

“As previously reported, on January 4th we completed the acquisition of Heald College, which is expected to contribute to growth and earnings in the second half of fiscal 2010 and beyond,” Waller said. “Heald is a regionally-accredited institution that has been delivering quality career-focused academic programs since 1863. This acquisition is consistent with our strategy of increasing our presence in markets with growth potential and expanding our ability to offer regionally accredited programs.”

Comparing the second quarter of fiscal 2010 with the same quarter of the prior year (Note: Data is for continuing operations only.):

•	Net revenue was $414.3 million versus $318.3 million, up 30.2%.

•	Total student population at December 31, 2009 was 93,152 versus 76,165, an increase of 22.3%.

•	Total student starts were 29,156 versus 26,334, an increase of 10.7%.

•	Operating income was $64.8 million, compared with $27.6 million.

•	Income from continuing operations was $39.4 million, compared with $15.5 million.

•	Diluted earnings per share were $0.44 versus $0.18.

Q2 10 Financial Review

Educational services expenses were 53.6% of revenue in Q2 10 versus 58.1% in Q2 09. The improvement was mainly the result of a higher student population and the resulting leverage of facilities costs, as well as a decrease in bad debt expense as a percent of revenue. Bad debt expense was 5.8% of revenue in Q2 10, lower than our previous guidance of 6.7% – 7.1% and down substantially from 8.7% in Q2 09.

Marketing and admissions expenses were 19.4% of revenue in Q2 10 versus 23.1% in Q2 09. Advertising costs declined as a percent of revenue, partially offset by increased admissions representative staffing for the Everest high school recruiting program.

General and administrative expenses were 11.4% of revenue in Q2 10 versus 10.1% in Q2 09. The increase is primarily due to earlier timing of variable compensation accruals for management personnel throughout the company.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was 15.6% in Q2 10 versus 8.7% in Q2 09.

Cash and cash equivalents totaled $251.2 million at December 31, 2009, compared with $160.3 million at June 30, 2009.

Cash flow from operations, including discontinued operations, was $126.9 million in the six months ended December 31, 2009, versus $79.4 million in the six months ended December 31, 2008. The increase in cash flow is primarily due to an increase in net income, partially offset by the timing of cash receipts and payments related to working capital, primarily accounts receivable and prepaid tuition.

Capital expenditures were $30.9 million in the first six months of fiscal 2010 compared with $22.1 million in the same period of the prior fiscal year.

Guidance

Please note that the following guidance pertains to continuing operations and excludes any one-time charges. In addition, it includes the impact of the Heald College acquisition. The attached table provides detailed guidance with and without Heald.

In Q3 10, we expect revenue to range from $470 – $480 million; and diluted earnings per share to be approximately $0.45 – $0.47. We expect new student growth in Q3 10 of 6% – 8% compared with the third quarter of the prior year. This expected growth rate includes Heald on a pro forma basis. Excluding Heald from the Q3 09 base, but adding Heald students for Q3 10, the projected growth rate would be 18% – 20%.

For the full fiscal year 2010, we expect revenue to range from $1.74 – $1.76 billion, versus previous guidance of $1.62 – $1.64 billion; and diluted earnings per share to range from $1.63 to $1.68 versus $1.55 – $1.60 previously. We continue to expect new student growth in fiscal 2010 of 11% – 13% in fiscal 2010 compared with fiscal 2009. This expected growth rate includes Heald on a pro forma basis. Excluding Heald from the fiscal 2009 base, but adding Heald students for fiscal 2010, the projected growth rate would be 17% – 19%.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing first quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.streetevents.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. ET, Tuesday, February 9, 2010. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode 68469249.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. For more information, go to www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those regarding our expectations for the Heald acquisition and the statements under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system; potential increased competition; the company’s effectiveness in its regulatory compliance efforts; the outcome of pending litigation against the company; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); potential difficulty in integrating the Heald acquisition, and other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended December 31,		For the six months ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$414,308	$318,288	$802,779	$607,869
Operating expenses:
Educational services	221,874	184,802	436,887	361,639
General and administrative	47,341	32,287	86,805	61,625
Marketing and admissions	80,295	73,555	160,399	146,894

Total operating expenses	349,510	290,644	684,091	570,158

Income from operations	64,798	27,644	118,688	37,711

Interest (income)	(351)	(483)	(651)	(932)
Interest expense	832	797	1,336	1,541
Other (income) expense	(1,351)	1,343	(2,510)	1,558

Income from continuing operations before provision for income taxes	65,668	25,987	120,513	35,544
Provision for income taxes	26,267	10,533	48,198	14,384

Income from continuing operations	39,401	15,454	72,315	21,160
Loss from discontinued operations, net of tax	—	(374)	—	(594)

Net income	$39,401	$15,080	$72,315	$20,566

Income per share - Basic:
Income from continuing operations	$0.45	$0.18	$0.83	$0.24
Loss from discontinued operations	—	—	—	—

Net income	$0.45	$0.18	$0.83	$0.24

Income per share - Diluted:
Income from continuing operations	$0.44	$0.18	$0.82	$0.24
Loss from discontinued operations	—	(0.01)	—	—

Net income	$0.44	$0.17	$0.82	$0.24

Weighted average number of common shares outstanding:
Basic	87,625	85,627	87,444	85,513
Diluted	88,624	86,905	88,617	86,835

Selected Consolidated Balance Sheet Data
	December 31, 2009	June 30, 2009
	(Unaudited)
Cash and cash equivalents	$251,163	$160,276
Receivables, net (including long term notes receivable)	$115,750	$107,446
Current assets	$384,570	$308,531
Total assets	$898,459	$798,871
Current liabilities	$221,884	$200,583
Long-term debt and capital leases (including current portion)	$18,228	$28,558
Total liabilities	$294,018	$281,203
Total stockholders’ equity	$604,441	$517,668

Corinthian Colleges, Inc. (Nasdaq: COCO)

Guidance

Third Quarter & Full Year

Fiscal 2010

	Excluding Heald			Including Heald*
	Previous	Updated		Updated
	Guidance	Guidance		Guidance
	Full	Third Quarter Ending	Full	Third Quarter Ending	Full
	Year	March 31,	Year	March 31,	Year
	2010	2010	2010	2010	2010
New Students
Pro forma basis	11% - 13%	6% - 8%	11% - 13%	6% - 8%	11% - 13%
Reported basis	11% - 13%	6% - 8%	11% - 13%	18% - 20%	17% - 19%

Revenue ($$ billions)	$1.62 - $1.64	$.417 - $.427	$1.63 - $1.65	$.470 - $.480	$1.74 - $1.76

Fully diluted EPS	$1.55 - $1.60	$.44 - $.46	$1.60 - $1.65	$.45 - $.47	$1.63 - $1.68

*	Excludes Heald transaction one-time costs, estimated to be $4 million in Q3 10